                                                                       Exhibit n

                              MEMBERS MUTUAL FUNDS

            AMENDED AND RESTATED PLAN FOR MULTIPLE CLASSES OF SHARES

            AS APPROVED BY THE BOARD OF TRUSTEES ON FEBRUARY 28, 2008

A. MEMBERS MUTUAL FUNDS (the "TRUST") is a diversified, open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "ACT"). The Trust is organized as a statutory trust pursuant to the laws of the state of Delaware.

B. The Declaration of Trust of the Trust (the "DECLARATION OF TRUST") authorizes the Trust to issue multiple series of shares of beneficial interest, each of which represents a fractional undivided interest in a separate investment portfolio (a "FUND"). The Declaration of Trust also authorizes the Trust to divide each series of shares into multiple classes. The Trust hereby establishes four classes of shares: Class A, Class B, Class C and Class Y. As described in more detail below: Class A shares are subject to a front-end sales charge, an asset-based shareholder service fee, and on purchases of over $1,000,000, a contingent deferred sales charge ("CDSC"); Class B shares are subject to an asset-based distribution fee, an asset-based shareholder service fee (except for money market funds), and a CDSC; Class C shares are subject to an asset-based distribution fee, an asset-based shareholder service fee (except for money market funds), and a CDSC; and Class Y shares are not subject to any of the above mentioned fees.

C. This Amended and Restated Plan for Multiple Classes of Shares (the "PLAN") is a plan as contemplated by Rule l8f-3(d) under the Act.

D. The Board of Trustees of the Trust (the "BOARD"), including a majority of the trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the Act), have approved and adopted the Plan for each Fund and determined that the Plan is or will be: (i) in the best interests of the holders of Class A shares of each series; (ii) in the best interests of the holders of Class B shares of each series; (iii) in the best interests of the holders of Class C shares of each series; (iv) in the best interests of the holders of Class Y shares of each series; and (v) in the best interests of the Trust as a whole.

E. The Plan will remain in effect until such time as the Board terminates the Plan or makes a material change to the Plan. Any material change to the Plan must be approved by the Board, including a majority of the trustees who are not interested persons of the Trust, as being in the best interests of each series and class of shares to which such change would apply and the Trust as a whole.

                                    SECTION I
                CLASS DISTRIBUTION FEES AND SHAREHOLDER SERVICES

     1.1 CLASS A SHARES. Class A shares are sold through CUNA Brokerage Services, Inc. ("CBSI"), or other registered broker-dealers authorized by CBSI, charge a front-end sales charge or load calculated as a percentage of the offering price at the time of purchase. The following table indicates the charge:

                            CONSERVATIVE ALLOCATION FUND
                              MODERATE ALLOCATION FUND
                             AGGRESSIVE ALLOCATION FUND
                              DIVERSIFIED INCOME FUND
                                LARGE CAP VALUE FUND
                               LARGE CAP GROWTH FUND
                                 MID CAP VALUE FUND
                                MID CAP GROWTH FUND
                                SMALL CAP VALUE FUND
                                SMALL CAP GROWTH FUND          BOND FUND
   INVESTMENT AMOUNT          INTERNATIONAL STOCK FUND     HIGH INCOME FUND
-------------------------   ----------------------------   ----------------
                               (Sales Charge as a % of Offering Price)
                            -----------------------------------------------
       Under $25,000                    5.75%                  4.50%
    $25,000 to $49,999                  5.00%                  4.50%
    $50,000 to $99,999                  4.50%                  4.00%
   $100,000 to $249,999                 3.50%                  3.50%
   $250,000 to $499,999                 2.50%                  2.50%
   $500,000 to $999,999                 1.50%                  1.50%
 $1 million or more and
certain other investments
    described below(1)                  None(1)                None(1)

(1) A CDSC may be assessed on certain purchases of Class A shares of over $1,000,000 at a rate of 1.00% in the first year and 0.50% in the second year following the purchase.

     Class A shares also support an asset-based shareholder service fee equal to 0.25% of the average daily net assets of each Fund, other than the Cash Reserves Fund, attributable to Class A shares on an annual basis (this charge is more fully described in the service plan adopted by the Board pursuant to Rule 12b-l under the Act).

     Class A shares may be purchased without front-end sales charges by the following individuals and institutions:

     - Credit union employees and their immediate family, when purchasing shares for their own personal accounts.

     - Registered representatives of broker/dealers and registered investment advisers authorized to sell the funds when purchasing shares for their own account or for the benefit of their immediate family.

     - Individuals and their immediate family who within the past twelve months were trustees, directors, officers, or employees of the CUNA Mutual Group (which consists of CUNA Mutual Insurance Society and its subsidiaries and affiliates ("CUNA MUTUAL GROUP")) or any of its affiliated companies, or any trust, pension, profit sharing or other benefit plan which beneficially owns shares for those persons, provided the purchase is made directly by mail, internet or telephone without the consultation of a registered representative. If the purchase is made through a registered representative, sales charges as described in the Fund's prospectus may apply.

     - Individuals and their immediate family who within the past twelve months were trustees of the Board or the board of trustees of the Ultra Series Fund; or any trust, pension, profit sharing or other benefit plan which beneficially owns shares for those persons.

     - Individuals and their immediate family who are trustees, directors, officers or employees of the adviser, subadviser, or service providers of the Trust.

     - Credit union system-affiliated institutional investors and other non-profit organizations as described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "CODE").

     - Credit union employees, and employees of non-profit organizations that qualifies as tax-exempt under section 501(c) of the Code, when purchasing shares in a 457(b) eligible deferred compensation plan.

     - Certain qualified defined benefit or qualified defined contribution pension plans, including 401(k) plans, with over $250,000 of assets.

     Class A shares may be purchased without front-end sales charges in the following transactions:

     - In fee-based accounts under an agreement with the Fund's distributor or investment adviser.

     - With proceeds from the liquidation of a CUNA Mutual Group-affiliated pension product. (For employees of CUNA Mutual Group or any of its affiliated companies, the sales charge waiver applies provided the purchase is made directly by mail, internet or telephone without the consultation of a registered representative. If the purchase is made through a registered representative, sales charge as described in the Fund's prospectus may apply).

     - In Retirement Health Care Funding Program accounts (FAS 106) and Employee Option Plan accounts administered by CUNA Mutual Group.

     -    Reinvestment of dividends or capital gains from one of the Funds.

     -    By exchange from one Fund to another.

     - Pursuant to the Funds' reinstatement or reinvestment privilege (see the Fund's statement of additional information (the "SAI") for more information).

     - From the proceeds of shares of another Fund account on which a load was already paid.

     There are several ways investors and certain qualified pension plans may combine multiple purchases to reduce Class A sales charges:

     RIGHTS OF COMBINATION. Purchases may be combined to reduce Class A sales charges if made by:

     - individuals and their immediate family for their own account(s), including individual retirement, custodial and personal trust accounts;

     - a trustee or other fiduciary purchasing for a single trust, estate or fiduciary account; and

     - groups which qualify for the Group Investment Program as described in the SAI.

     RIGHTS OF ACCUMULATION. An individual may add the current market value of such individual's existing holdings in any fund and class of shares of the Trust (including combinations), to the amount of such individual's next purchase of Class A shares to qualify for reduced sales charges. The current value of existing investments in an individual's MEMBERS variable annuity contract may also be taken into account to determine such individual's Class A sales charges.

     LETTER OF INTENT. An individual may purchase Class A shares of a Fund over a 13-month period and receive the same sales charge as if all shares had been purchased at once by signing a letter of intent.

     1.2 CLASS B SHARES. Class B shares are sold through CBSI, or other registered broker-dealers authorized by CBSI, at their net asset value without the imposition of a sales charge at the time of purchase, but may be subject to a CDSC at the time of redemption (as explained in more detail below). Class B shares also support: (1) an asset-based distribution fee (as provided for by a distribution plan adopted by the Board pursuant to Rule l2b-l under the Act) equal to 0.75% of the average daily net assets of the Trust attributable to Class B shares on an annual basis and (2) an asset-based shareholder service fee equal to 0.25% of the average daily net assets of the Trust attributable to Class B shares on an annual basis. The imposition of the CDSC and asset-based fees must, however, remain consistent with the requirements of the Conduct Rules (the "CONDUCT RULES") of the Financial Industry Regulatory Authority, Inc. ("FINRA").

     At redemption, the amount of a CDSC, if any, charged to a holder of Class B shares depends upon the number of months or years that have elapsed since the holder purchased the shares. The amount of the CDSC is determined by multiplying the CDSC percentage charge shown in the following table by the lesser of: (1) the net asset value of the redeemed shares at the time of purchase or (2) the net asset value of the redeemed shares at the time of redemption. The CDSC is deducted from the redemption proceeds otherwise payable to the shareholder.

Purchase Date on or after February 28, 2003

Years After Purchase    1      2      3      4      5      6      7
--------------------  -----  -----  -----  -----  -----  -----  -----
CDSC                   4.5%   4.0%   3.5%   3.0%   2.0%   1.0%   None

Purchase Date before February 28, 2003

Years After Purchase    1      2      3      4      5      6
--------------------  -----  -----  -----  -----  -----  -----
CDSC                   4.5%   4.0%   3.5%   3.0%   2.0%   None

     For purposes of computing the CDSC, all purchases made during a calendar month are counted as having been made on the first day of that month.

     In determining whether a CDSC is payable, the Trust will comply with the provisions of Rule 6c-l0 under the Act as currently adopted. Under Rule 6c-l0, no CDSC is imposed with respect to: (1) the portion of redemption proceeds attributable to the increase in the value of an account above the net cost of the investment due to increases in the net asset value per share of Class B shares; (2) shares of Class B shares acquired through reinvestment of income dividends or capital gain distributions; (3) shares of Class B shares held for more than five years after purchase for shares purchased before February 28, 2003; or (4) shares of Class B shares held for more than six years after purchase for shares purchased on or after February 28, 2003.

     1.3 CLASS C SHARES. Class C shares are sold through CBSI, or other registered broker-dealers authorized by CBSI, at their net asset value without the imposition of a sales charge at the time of purchase, but may be subject to a CDSC at the time of redemption (as explained in more detail below). Class C shares also support: (1) an asset-based distribution fee (as provided for by a distribution plan adopted by the Board pursuant to Rule l2b-l under the Act) equal to 0.75% of the average daily net assets of the Trust attributable to Class C shares on an annual basis and (2) an asset-based shareholder service fee equal to 0.25% of the average daily net assets of the Trust attributable to Class C shares on an annual basis. The imposition of the CDSC and asset-based fees must, however, remain consistent with the requirements of the Conduct Rules.

     For Class C shares, a CDSC of 1% may be charged on shares sold within one year of purchase. The amount of the CDSC is determined by multiplying the CDSC percentage charge of 1% by the lesser of: (1) the net asset value of the redeemed shares at the time of purchase or (2) the net asset value of the redeemed shares at the time of redemption. The CDSC is deducted from the redemption proceeds otherwise payable to the shareholder.

     For purposes of computing the CDSC, all purchases made during a calendar month are counted as having been made on the first day of that month.

     In determining whether a CDSC is payable, the Trust will comply with the provisions of Rule 6c-l0 under the Act as currently adopted. Under Rule 6c-l0, no CDSC is imposed with respect to: (1) the portion of redemption proceeds attributable to the increase in the value of an account above the net cost of the investment due to increases in the net asset value per share of Class C shares; (2) shares of Class C shares acquired through reinvestment of income dividends or capital gain distributions; or (3) shares of Class C shares held for more than one year after purchase.

     1.4 CLASS Y SHARES. Class Y shares are sold without the imposition of a sales charge and do not support an asset-based shareholder service fee. Class Y shares are generally only available for purchase by the Conservative Allocation, Moderate Allocation and Aggressive Allocation Funds, other affiliated allocation funds, investors utilizing fund shares in fee-based managed accounts with CBSI or another broker-dealer (wrap fee investors), and to other investors as the Board may from time to time authorize.

     1.5 OVERALL LIMITS. Notwithstanding the foregoing, the aggregate amounts of any front-end sales charge, any asset-based distribution plan fee and any CDSC imposed by the Trust must comply with the requirements of Section 2830 of the Conduct Rules, as amended from time to time, and any other rules or regulations promulgated by the FINRA applicable to mutual fund distribution and service fees.

                                   SECTION II
                             ALLOCATION OF EXPENSES

     2.1 CLASS DISTINCTIONS. Class A shares, Class B shares, Class C shares and Class Y shares each represent interests in the same series of the Trust. All classes of shares are identical in all respects except that: (1) each class may be subject to a distinct distribution and/or service fee (as described above);
(2) each class will bear different Class Expenses (as defined below); (3) each class will have exclusive voting rights with respect to matters that exclusively affect that class (such as approval of any Rule 12b-1 plan for such class); and
(4) each class will bear a different name or designation.

     2.2 CLASS EXPENSES. The Board, acting in its sole discretion, has determined that those expenses attributable to the shares of a particular class ("CLASS EXPENSES") will be borne solely by the class to which they are attributable. For example, the asset-based distribution plan fees and the asset-based shareholder service fees of Class B shares are Class Expenses of Class B shares. Class Expenses also include the following as they each relate to a particular class of shares: (1) transfer agency fees; (2) expenses related to preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders; (3) state and federal registration fees; (4) extraordinary expenses such as litigation expenses; (5) trustees' fees and expenses incurred as a result of issues relating solely to a particular class; (6) accounting, audit and tax expenses;
(7) the expenses of administrative personnel and services required to support the shareholders; and (8) fees and other payments made to entities performing services, including account maintenance, dividend, disbursing or subaccounting services or administration of a dividend reinvestment or systematic investment or withdrawal plan. However, to the extent that allocation of expenses to a particular share class is not practical or would not significantly differ from a pro-rata allocation, such expenses will be allocated as provided in Section 3.1.

                                   SECTION III
                     ALLOCATION OF TRUST INCOME AND EXPENSES

     3.1 ALLOCATION OF INCOME AND EXPENSES. All income earned and expenses incurred by the Trust and not allocable to a particular share class are borne on a pro-rata basis by each outstanding share of each class based on the value of the net assets of the Trust attributable to that class as represented by the daily net asset value of shares of that class. On a daily basis, the total interest, dividends or other income accrued and common expenses incurred are multiplied by the ratio of the Fund's net assets attributable to each class to determine the income and expenses attributable to that class for the day. Expenses properly attributable to each class are recorded separately and charged to that class; net income for each class is then determined for the day and segregated on the Fund's general ledger. Because of the distribution fee and other

Class Expenses borne by Class B and Class C shares, the net income attributable to and the dividends payable on Class B and Class C shares are anticipated to be lower (although it may be higher) than that of the Class A shares or Class Y shares. Dividends, however, are declared and paid on all classes of shares on the same days and at the same times.

                                   SECTION IV
                                   CONVERSIONS

     4.1 CONVERSIONS. Class B shares contain a conversion feature. On the conversion date occurring after the 85th month of the issuance of a share of Class B shares for purchases before February 28, 2003, and the 97th month of issuance for purchases on or after February 28, 2003, the share automatically converts into a Class A share on the basis of the relative net asset values of the two classes, without the imposition of any sales charge, fee or other charge upon the conversion. After conversion, the converted shares are not subject to any Class B distribution plan fees or CDSC.

     All Class B shares in a shareholder's account that are purchased through the reinvestment of dividends and other distributions paid with respect to Class B shares (and which have not converted to Class A shares) are considered to be held in a separate subaccount. Each time any Class B shares in the shareholder's account are converted to Class A shares, a pro-rata portion of the Class B shares then in the subaccount are also converted to Class A shares. The portion converting is determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through dividends and distributions.

                                    SECTION V
                                   REDEMPTIONS

     5.1 REDEMPTIONS. Redemption requests placed by investors holding shares of Class B as well as either Class A, Class C or Class Y are satisfied first by redeeming the holder's Class A, Class C, or Class Y shares, unless the holder has made a specific election to redeem Class B shares. Class B shares will be redeemed with the most aged shares being redeemed first.

                                   SECTION VI
                                   AMENDMENTS

     6.1 AMENDMENTS. This Plan may not be amended to change any material provision unless such amendment is approved by the vote of the majority of the Board, including a majority of the trustees who are not interested persons of the Trust, based on their finding that the amendment is in the best interests of each class individually and the Trust as a whole.

                                   SECTION VII
                                  RECORDKEEPING

     7.1 RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of this Plan or agreement, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust has executed this Amended and Restated Plan for Multiple Classes of Shares on the day and year set forth below.

Dated: February 4, 2008

                                            MEMBERS MUTUAL FUNDS


                                            By: /s/ David P. Marks
                                                --------------------------------
                                                David P. Marks, President

Attest:


/s/ Diane M. Fisher
---------------------------